Exhibit 4.11
DESCRIPTION OF CAPITAL STOCK

The following is a description of certain terms relating to our capital stock. The following description is a summary and is qualified in its entirety by reference to our certificate of incorporation, as amended (“Certificate of Incorporation), our bylaws, as amended (“Bylaws”) and the relevant provisions of Delaware law.

As used in this “Description of Capital Stock,” the terms “CME Group,” “we,” “our” and “us” refer to CME Group Inc., a Delaware corporation, and do not, unless otherwise provided, include subsidiaries of CME Group Inc.

General

Our authorized capital stock of 1,010,003,138 shares consists of the following:

•1,000,000,000 authorized shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”);

•625 authorized shares of Class B-1 Common Stock, par value $.01 per share (the “Class B-1 Common Stock”);

•813 authorized shares of Class B-2 Common Stock, par value $.01 per share (the “Class B-2 Common Stock”);

•1,287 authorized shares of Class B-3 Common Stock, par value $.01 per share (the “Class B-3 Common Stock”);

•413 authorized shares of Class B-4 Common Stock, par value $.01 per share (the “Class B-4 Common Stock”); and

•10,000,000 authorized shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

The term “Class B Common Stock” means, collectively, Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock and Class B-4 Common Stock. We refer to the Class A Common Stock and Class B Common Stock collectively as the common stock.

Common Stock

With the exception of the matters reserved to holders of Class B Common Stock, holders of common stock vote together on all matters for which a vote of common shareholders is required. In these votes, each holder of shares of Class A Common Stock or Class B Common Stock has one vote per share. Matters reserved to the holders of Class B Common Stock, votes applicable to each class of Class B Common Stock in these matters and certain voting restrictions on holders of Class B Common Stock are described below under “Additional Provisions of Class B Common Stock.”

Holders of common stock are entitled to receive, and to share equally on a per share basis in, such dividends and other distributions, if any, as may be declared by our board of directors (“Board”), subject to the rights of holders of Preferred Stock. Holders of our common stock have no conversion, preemptive or subscription rights. In the event of any liquidation, dissolution or winding up of CME Group, holders of common stock are entitled to receive any amounts available for distribution to holders of common stock after the payment of, or provision for, obligations of CME Group and any preferential amounts payable to holders of any outstanding shares of Preferred Stock.

Additional Provisions of Class B Common Stock

The Class B Common Stock comprises four classes with the following characteristics:

Class	Authorized Number of Shares	Associated Exchange Membership	Number of Directors Class Can Elect	Number of Votes Per Share on “Core Rights”
Class B-1 Common Stock	625	CME Division	3	6
Class B-2 Common Stock	813	International Monetary Market Division	2	2
Class B-3 Common Stock	1,287	Index and Option Market Division	1	1
Class B-4 Common Stock	413	Growth and Emerging Markets Division	0	1/6

Associated Exchange Membership. Each class of Class B Common Stock is associated with a membership in a specific division for trading at Chicago Mercantile Exchange Inc. (“CME”). A CME trading right is a separate asset that is not part of or evidenced by the associated share of Class B Common Stock. The Class B Common Stock is intended only to ensure that the holders of Class B Common Stock retain rights with respect to the election of six members to the Board and approval rights with respect to the Core Rights described below.

Voting on Core Rights. Holders of shares of our Class B Common Stock have the right to approve changes to specified rights relating to the trading privileges at CME associated with those shares. These “Core Rights” consist of:

•the divisional product allocation rules applicable to each membership class as set forth in the rules of CME;

•the trading floor access rights and privileges granted to members of CME;

•the number of authorized and issued shares of any class of Class B Common Stock; and

•the eligibility requirements for any person to exercise any of the trading rights or privileges of members in CME.

Votes on changes to Core Rights are weighted by class. Each class of Class B Common Stock has the following number of votes on matters relating to Core Rights: Class B-1 Common Stock, six votes per share; Class B-2 Common Stock, two votes per share; Class B-3 Common Stock, one vote per share; and Class B-4 Common Stock, one-sixth of one vote per share. Any change to Core Rights must be approved by a majority of the aggregate votes cast by the holders of the Class B Common Stock present (in person or by proxy) and voting at the meeting of holders of Class B Common Stock called for the purpose of voting on the proposed change, provided that holders of at least a majority of the aggregate number of votes entitled to vote on the matter are present at such meeting. Under Delaware law, changes to the number of authorized shares of a class also require the approval of the holders of a majority of the outstanding shares of that class.

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Election of Directors. Our Certificate of Incorporation provides that the number of directors that shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted by our Board, which number shall be no more than 30. Holders of Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock have the right to elect six directors to our Board, of which three (the “Class B-1 Directors”) are elected by the holders of Class B-1 Common Stock, two (the “Class B-2 Directors”) are elected by the holders of Class B-2 Common Stock and one (the “Class B-3 Director”) is elected by the holders of Class B-3 Common Stock. We refer to the Class B-1 Directors, the Class B-2 Directors and the Class B-3 Director collectively as the “Class B Directors.” The directors that are not Class B Directors, which we refer to as equity directors, are elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a class. Nominees for election as equity directors are nominated for election by our Board upon the recommendation of the Nominating and Governance Committee of our Board. As provided in the Bylaws, in connection with the 2021 annual meeting and at each annual meeting thereafter, nominees for each class of Class B Directors will include eligible nominees selected by the Board’s Nominating and Governance Committee and nominees who satisfy the existing requirements for write-in nominees. Our Certificate of Incorporation requires that director candidates for election by a class of Class B Common Stock own, or be recognized as the owner for the purposes of CME of, at least one share of that class.

Voting Restrictions. Our Certificate of Incorporation provides that, for so long as any person or group of persons acting in concert beneficially own 15% or more of the outstanding shares of any class of Class B Common Stock, then in any election of directors elected by that class or other exercise of voting rights with respect to Core Rights or with respect to the election or removal of directors, such person or group is only entitled to vote a number of shares of that class of Class B Common Stock that constitutes a percentage of the total number of outstanding shares of that class which is less than or equal to the percentage of Class A Common Stock beneficially owned by such person or group.

Transfer Restrictions. Shares of Class B Common Stock are subject to transfer restrictions contained in our Certificate of Incorporation. These transfer restrictions prohibit the sale or transfer of any shares of Class B Common Stock separate from the sale of the associated membership interest in CME. No membership in CME may be sold unless the purchaser also acquires the associated share of Class B Common Stock.

Preferred Stock

We are authorized to issue up to 10 million shares of Preferred Stock. Our Certificate of Incorporation authorizes the issuance of shares of Preferred Stock in one or more series at such times and for such consideration as our Board may determine and authorizes our Board to fix the relative powers, rights, designations, preferences, qualifications, limitations and restrictions of the shares of each wholly unissued series. Our Board may fix the number of shares of each series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.

When CME Group issues shares of Preferred Stock to be registered, we will provide specific information about the particular series being offered in a prospectus supplement. This information will include some or all of the following:

•the title or designation of the series;

•the number of shares of the series, which the Board may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

•whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other series or classes of stock;
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•the redemption rights and price or prices, if any, for shares of the series and at whose option such redemption may occur, and any limitations, restrictions or conditions on such redemption;

•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CME Group;

•whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security of CME Group or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

•whether the Preferred Stock being offered will be listed on any securities exchange;

•if necessary, a discussion of certain federal income tax considerations applicable to the Preferred Stock being offered;

•the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series; and

•any other relative rights, preferences, limitations and powers not inconsistent with applicable law, our Certificate of Incorporation then in effect or our Bylaws then in effect.

Upon issuance, the shares of Preferred Stock will be fully paid and non-assessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

On November 4, 2021, CME Group issued and sold in a private placement to Google LLC 4,584,020 shares of Series G Non-Voting Convertible Preferred Stock for an aggregate purchase price of approximately $1 billion in cash. The issuance and sale was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. Each holder of Series G Non-Voting Convertible Preferred Stock has the right at any time, at such holder’s option, to convert all of such holder’s shares into Class A Common Stock at a specified conversion rate, which is initially one share of Class A Common Stock per share of Series G Non-Voting Convertible Preferred Stock and is subject to adjustment for any subdivision or combination of the shares of Class A Common Stock.
Indemnification of Directors and Executive Officers and Limitation of Liability

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended.

As permitted by Delaware law, our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by Delaware law, our Certificate of Incorporation and our Bylaws provide that (1) we shall indemnify our directors and officers and former directors and officers to the fullest extent permitted by law; (2) such indemnification includes the right to advancement of expenses, if we have
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received an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by us; and (3) the rights to indemnification conferred in our Certificate of Incorporation and our Bylaws are not exclusive.

Exclusive Forum

Our Bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceed on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, shareholders, employees or agents to us or our shareholders, (iii) any action asserting a claim against us or any of our directors, officers, shareholders, employees or agents arising out of or relating to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against us or any of our directors, officers, shareholders, employees or agents governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding described in clauses (i) through (iv) of this paragraph, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Other Certificate of Incorporation and Bylaw Provisions

Our Certificate of Incorporation and Bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include:

Filling Vacancies on the Board. Our Certificate of Incorporation provides that vacancies on our Board may be filled by a majority of our Board, and any director elected to fill such a vacancy will have the same remaining term as that of his or her predecessor, but any Class B vacancy must be filled from among the candidates who ran in the previous election for that directorship with the candidates being selected to fill the vacancy in the order of the aggregate number of votes received in the previous election. The inability of shareholders to fill vacancies on our Board will make it more difficult to change the composition of our Board.

Advance Notice Requirements. Our Bylaws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of shareholders. These procedures provide that notice of shareholder proposals must be timely and given in proper written form to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be delivered to our Secretary at our principal executive offices not fewer than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. The notice must contain the information required by our Bylaws, including information regarding the proposal and the proponent.

Special Meetings of Shareholders. Our Certificate of Incorporation and Bylaws deny shareholders the right to call a special meeting of shareholders. Our Certificate of Incorporation and Bylaws provide that only the chairman of our board or a majority of the Board may call special meetings of the shareholders.

No Written Consent of Shareholders. Our Certificate of Incorporation requires all shareholder actions to be taken by a vote of the shareholders at an annual or special meeting and does not permit the shareholders to act by written consent, without a meeting.

Amendment of Certificate of Incorporation and Bylaws. Our Certificate of Incorporation generally requires the approval of not less than two-thirds of the voting power of all outstanding shares of common stock entitled to vote to amend any Bylaws by shareholder action or the Certificate of Incorporation provisions, other than those with respect to filling vacancies on the Board, described in this “Other Certificate of Incorporation and Bylaw Provisions” section. Only our Class B shareholders may amend provisions of our Certificate of Incorporation relating to the Core Rights described above.
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Delaware Takeover Statute

We are subject to Section 203 of the DGCL (“Section 203”). Subject to exceptions set forth in Section 203, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include generally:

•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder except (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation, which securities were outstanding prior to the time that the interested stockholder became such, (b) pursuant to a merger of a parent and a wholly-owned subsidiary meeting specified criteria, (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation which security is distributed pro rata to all holders of a class or series of stock of the corporation subsequent to the time the interested stockholder became such, (d) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock or (e) any issuance or transfer of stock by the corporation; provided however, that in no case under the provisions described in the immediately-preceding clauses (c) through (e) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within
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the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

Transfer Agent

The Transfer Agent and Registrar for our Class A Common Stock is Computershare Trust Company, N.A.

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